                                                                  Exhibit (h)(9)

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Custodian Agreement between us dated March 1, 2000, the Administration Agreement between us dated March 1, 2000 and the Transfer Agency and Service Agreement between us dated March 1, 2000 (the "Agreements").

     Pursuant to the Agreements, State Street Bank and Trust Company ("State Street") serves as the Administrator, Custodian and Transfer Agent (the "Services" ) for the State Street Money Market Portfolio (the "Money Market Portfolio"), a series of the State Street Master Funds.

     The purpose of this letter is to modify the compensation you receive for the Services to the Money Market Portfolio. We request that you provide the Services to the Money Market Portfolio in exchange for the compensation described in the attached fee schedule. By your signature below, you agree that the existing Exhibit A to the Agreements shall be deleted in its entirety and the attached Exhibit A shall be substituted therefore.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                        Very truly yours,

                                        State Street Master Funds


                                        By: /s/ Karen D. Gillogly
                                            ------------------------------------


                                        Accepted:

                                        State Street Bank and Trust Company


                                        By: /s/ Donald Gignac
                                            ------------------------------------

Date: February 12, 2004